EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Second Quarter 2015

Second Quarter Adjusted EPS Improves 29.3% to $0.75

Second Quarter Adjusted EBITDA Improves 42.8% to $313.4 Million

2016 Synergy Capture Increased to $125 Million

New Exotic Itineraries Announced for the Norwegian Brand, Including Australia and Asia

MIAMI, Aug. 4, 2015 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) together with NCL Corporation Ltd., "Norwegian Cruise Line Holdings", "Norwegian" or the "Company", today reported financial results for the quarter ended June 30, 2015 and provided guidance for the third quarter and full year 2015.

Second Quarter 2015 Highlights

  Improvement in Adjusted EPS of 29.3% to $0.75 on Adjusted Net Income of $171.6 million.

  Increase in Adjusted Net Yield on a Combined Company basis of 1.5%, or 3.2% on a Constant Currency basis, driven by pricing improvement in the quarter.  Increase of 18.2% on an as reported basis.

  Continued synergy identification efforts from the integration of Norwegian and Prestige lead to synergies of $75 million in 2015 and $125 million in 2016 prior to reinvestment.

Second Quarter 2015 Results

"The benefits of the combination of Norwegian and Prestige are beginning to hit their full stride, resulting in strong earnings growth in the quarter," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  "Many of the strategies we have previously communicated are gaining more and more traction, from the weaving of Prestige's go to market strategy into the Norwegian brand's pricing and marketing practices, to the focus on adding value for our guests in lieu of discounting, in addition to leveraging our scale to maximize cost efficiencies," continued Del Rio.

The Company generated Adjusted Net Income of $171.6 million, or $0.75 per share. Adjusted EPS increased 29.3% over prior year and was at the top end of the Company's guidance benefiting from solid Net Yield performance along with favorable timing of certain expenses. On a GAAP basis, Net Income was $158.5 million, or $0.69 per share compared to prior year of $111.6 million or $0.54 per share.

Adjusted Net Yield improved 18.2% (20.2% on a Constant Currency basis) mainly due to the addition of the Oceania Cruises and Regent Seven Seas Cruises brands which occurred in the fourth quarter of 2014. On a Combined Company basis, which compares current results against the combined results of Norwegian and Prestige in the prior year, Adjusted Net Yield increased 1.5%, (3.2% on a Constant Currency basis), reflecting improved pricing in both ticket and onboard revenue in the quarter.  Adjusted Net Revenue in the period was $832.4 million compared to $595.7 million in 2014, an increase of 39.7% primarily as a result of the addition of the Oceania Cruises and Regent brands.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 21.1% (22.0% on a Constant Currency basis), primarily as a result of the Acquisition of Prestige, while on a Combined Company basis decreased 4.7% (4.0% on a Constant Currency basis), primarily due to the timing of certain expenses that will now occur in the second half of the year. The Company's fuel price per metric ton, net of hedges, decreased 10.3% to $558 from $622 in 2014.

Interest expense, net increased to $52.4 million from $31.9 million as a result of the incremental debt from the Acquisition of Prestige. Other income (expense) was $(3.7) million, reflecting a non-recurring charge related to certain of the Company's fuel derivatives, partially offset by the fair value increase related to a foreign exchange collar for the Seven Seas Explorer newbuild. The charge related to fuel derivatives resulted from a shift in the original implementation timeline for the Company's exhaust gas scrubber project. As a result of this shift, the Company changed the mix of its future fuel consumption, resulting in a dedesignation of the associated fuel hedges.

2015 Guidance and Sensitivities

In addition to the results for the second quarter, the Company also provided guidance for the third quarter and full year 2015, along with accompanying sensitivities. Guidance for Adjusted Net Yield and Adjusted Net Cruise Cost Excluding Fuel per Capacity Day are provided on an as reported basis as well as a Combined Company basis, which compares expectations to 2014 results that include the results of Prestige assuming the acquisition had occurred at the beginning of 2014.

The strong booking environment that began with the 2015 wave season has continued into the second and third quarters with volumes continually outpacing the same time last year.  Looking to 2016, resurgence in Caribbean demand, combined with the strong booking environment, has resulted in 30% more booked revenue compared to the same time last year on a capacity increase of approximately 11%.

"Building on the strong results for the first half of the year, we are raising the midpoint of our 2015 full year earnings guidance," said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.  "While still early in the 2016 booking cycle, we have seen strong demand across all three brands," continued Beck.

	Third Quarter 2015				Full Year 2015
			Combined Company (1)				Combined Company (1)
	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	18.0 to 19.0%	20.5 to 21.5%	0.5 to 1.5%	2.75 to 3.75%	Approx. 17.5%	Approx. 19.0%	Approx. 1.5%	Approx. 3.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	28.5 to 29.5%	29.75 to 30.75%	5.0 to 6.0%	6.0 to 7.0%	Approx. 23.25%	Approx. 23.75%	Approx. 2.5%	Approx. 3.0%
Adjusted EPS	$1.30 to $1.35				$2.80 to $2.90
Depreciation and amortization (2)	$83 to $87 million				$340 to $345 million
Interest expense, net	$48 to $52 million				$205 to $210 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)	$0.04				$0.07

(1) Combined Company compares 2015 estimates with the combined results of Norwegian and Prestige for the third quarter and full year 2014
(2) Adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige
(3) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2015	Full Year 2015
Fuel consumption in metric tons	160,000	675,000
Fuel price per metric ton, excluding hedges	$505	$450
Fuel price per metric ton, net of hedges	$565	$545
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.05

As of June 30, 2015, the Company had hedged approximately 48%, 54%, 44% and 17% of its 2015, 2016, 2017 and 2018 projected metric tons of fuel purchases, respectively. The average fuel price per metric ton of the hedge portfolio for the same periods is $478, $468, $409 and $384, respectively.

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of June 30, 2015, anticipated capital expenditures were $1.0 billion for the remainder of 2015, and $0.9 billion and $1.1 billion for each of the years ending December 31, 2016 and 2017, respectively, of which we have export credit financing in place for the expenditures related to ship construction contracts of $0.7 billion for the remainder of 2015, $0.5 billion for 2016 and $0.6 billion for 2017.

Company Updates and Other Business Highlights

Integration Update

The integration efforts as a result of the Acquisition of Prestige are substantially complete. The Company reiterates its 2015 gross synergy capture of $75 million, comprised of $30 million in revenue, $45 million in cost synergies, of which $20 million is earmarked for reinvestment in the year.  The Company has identified an incremental $10 million in synergies for full year 2016, bringing the gross synergy capture for 2016 to $125 million, of which $40 million will be reinvested into business initiatives to further drive demand to the Company's three brands.

As part of the Acquisition of Prestige a contingent consideration of up to $50 million was payable upon achievement of certain 2015 Net Revenue targets. Based on the probability of achievement of the Net Revenue targets, the Company reversed the remaining contingent consideration liability of $34.3 million in the second quarter.

International Business Development Update

A number of milestones supporting the Company's international business development strategy are well underway, including the establishment of a sales and marketing center in Sydney, which will represent all three brands in Australia, New Zealand and the Pacific Islands.

The Company has substantially completed its study and assessment of entering the China-sourced market with dedicated vessels perhaps as early as 2017. Accordingly, the Company expects to announce its decision sooner than the original spring 2016 timeframe.

Other Highlights

The Company announced new exotic itineraries for 2016, including Australia and Asia for the Norwegian brand. Five Norwegian brand ships have been redeployed for fall 2016 and winter 2017 as part of the Company's strategy to diversify deployment to higher yielding regions. "We are leveraging our global worldwide itinerary expertise from Prestige and are excited to expand our portfolio of offerings on the Norwegian brand," said Frank Del Rio. "These new offerings will include itineraries in the Far East, Australia and New Zealand, along with a more diversified selection of itineraries in South America, the Mediterranean and the Caribbean," continued Del Rio.

Conference Call

The Company has scheduled a conference call for Tuesday, August 4, 2015 at 10:00 a.m. ET to discuss second quarter 2015 results. A link to the live webcast can be found on the Company's Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. is a diversified cruise operator of leading global cruise lines spanning market segments from contemporary to luxury under the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

These brands operate a combined 21 ships with approximately 40,000 lower berths and offer itineraries to approximately 510 destinations worldwide.  The Company's brands will introduce six additional ships through 2019.

Norwegian Cruise Line is the innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising, which revolutionized the industry by giving guests more freedom and flexibility on the most contemporary ships at sea.  Oceania Cruises is the market leader in the upper-premium cruise segment featuring the finest cuisine at sea, elegant accommodations, impeccable service and destination-driven itineraries.  Regent Seven Seas Cruises is the market leader in the luxury cruise segment with all-suite accommodations, highly personalized service and the industry's most inclusive luxury experience featuring round-trip air, fine wines and spirits and unlimited shore excursions among its numerous included amenities.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in cash and stock for a total transaction consideration of $3.025 billion, including the assumption of debt. The acquisition consideration is subject to a contingent cash payment of up to $50 million upon achievement of certain 2015 revenue milestones.

Adjusted EBITDA.  EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS.  Adjusted Net Income divided by the number of diluted weighted-average shares.

Adjusted Free Cash Flow.  Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel.  Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.  Net income adjusted for supplemental adjustments.

Adjusted Net Revenue.  Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Combined Company.  Combined financial results of Norwegian and Prestige for 2014.

Constant Currency.  A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

EPS.  Earnings per share.

Free Cash Flow.  Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP.  Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Management NCL Corporation Units. NCLC's previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC in connection with the Corporate Reorganization.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Debt-to-Capital.  Total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue.  Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield.  Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor.  The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s).  Public offering(s) of the Company's ordinary shares in May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan.  An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See "Terminology" for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain charges and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. The charges excluded in the presentation of Adjusted Net Income and Adjusted EPS may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to: the effects of costs incurred in connection with the Acquisition of Prestige; the ability to realize, or delays in realizing, the anticipated benefits of the Acquisition of Prestige; the assumption of certain potential liabilities relating to Prestige's business; the diversion of management's attention away from operations as a result of the integration of Prestige's business; the effect that the Acquisition of Prestige may have on employee relations and on our ability to retain key personnel; the adverse impact of general economic conditions and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks associated with operating internationally, including changes in interest rates and/or foreign currency exchange rates; changes in fuel prices and/or other cruise operating costs; the impact of our hedging strategies; our efforts to expand our business into new markets; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; the impact of the spread of epidemics and viral outbreaks; the impact of any future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain of our ships and certain other services; the impact of delays in our shipbuilding program and ship repairs, maintenance and refurbishments; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of seasonal variations in passenger fare rates and occupancy levels at different times of the year; the effect of adverse incidents involving cruise ships and our ability to obtain adequate insurance coverage; the impact of any breaches in data security or other disturbances to our information technology and other networks; our ability to keep pace with developments in technology; the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; the impact of pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; the significant percentage of ordinary shares held by our Sponsors; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Our forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue
Passenger ticket	$ 787,991	$ 528,782	$ 1,458,474	$ 977,362
Onboard and other	297,442	237,145	565,141	452,593
Total revenue	1,085,433	765,927	2,023,615	1,429,955
Cruise operating expense
Commissions, transportation and other	192,438	114,712	364,265	231,522
Onboard and other	67,885	55,467	126,530	103,391
Payroll and related	161,930	106,352	319,559	205,418
Fuel	91,581	77,832	178,955	156,872
Food	43,699	42,734	85,550	80,417
Other	98,746	73,699	205,120	139,086
Total cruise operating expense	656,279	470,796	1,279,979	916,706
Other operating expense
Marketing, general and administrative	107,164	83,084	261,321	166,473
Depreciation and amortization	104,607	63,459	204,583	125,099
Total other operating expense	211,771	146,543	465,904	291,572
Operating income	217,383	148,588	277,732	221,677
Non-operating income (expense)
Interest expense, net	(52,446)	(31,860)	(103,435)	(63,032)
Other income (expense)	(3,717)	(325)	(33,856)	63
Total non-operating income (expense)	(56,163)	(32,185)	(137,291)	(62,969)
Net income before income taxes	161,220	116,403	140,441	158,708
Income tax benefit (expense)	(2,726)	(3,124)	(3,403)	6,263
Net income	158,494	113,279	137,038	164,971
Net income attributable to non-controlling interest	--	1,663	--	2,088
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 158,494	$ 111,616	$ 137,038	$ 162,883

Weighted-average shares outstanding
Basic	225,698,078	204,965,718	225,003,460	205,063,870
Diluted	230,228,144	210,472,991	229,664,210	210,742,655

Earnings (loss) per share
Basic	$ 0.70	$ 0.54	$ 0.61	$ 0.79
Diluted	$ 0.69	$ 0.54	$ 0.60	$ 0.78

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$ 158,494	$ 113,279	$ 137,038	$ 164,971
Other comprehensive income (loss):
Shipboard Retirement Plan	120	95	239	189
Cash flow hedges:
Net unrealized income (loss)	70,491	8,797	(33,274)	(6,559)
Amount realized and reclassified into earnings	26,564	(147)	48,450	6
Total other comprehensive income (loss)	97,175	8,745	15,415	(6,364)
Total comprehensive income	255,669	122,024	152,453	158,607
Comprehensive income attributable to non-controlling interest	--	1,757	--	2,045
Total comprehensive income attributable to Norwegian Cruise Line Holdings Ltd.	$ 255,669	$ 120,267	$ 152,453	$ 156,562

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$ 172,958	$ 84,824
Accounts receivable, net	36,801	32,432
Inventories	59,801	56,555
Prepaid expenses and other assets	130,357	109,924
Total current assets	399,917	283,735
Property and equipment, net	8,674,815	8,623,773
Goodwill	1,388,931	1,388,931
Intangible assets	958,394	994,997
Other long-term assets	265,330	281,641
Total assets	$ 11,687,387	$ 11,573,077
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 585,875	$ 576,947
Accounts payable	55,061	101,983
Accrued expenses and other liabilities	581,216	552,514
Due to affiliate	38,737	37,948
Advance ticket sales	1,213,199	817,207
Total current liabilities	2,474,088	2,086,599
Long-term debt	5,178,044	5,607,157
Due to affiliate	--	18,544
Other long-term liabilities	294,800	341,964
Total liabilities	7,946,932	8,054,264
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,281,275 shares issued and 229,128,505 shares outstanding at June 30, 2015 and 230,116,780 shares issued and 227,630,430 shares outstanding at December 31, 2014	232	230
Additional paid-in capital	3,771,531	3,702,344
Accumulated other comprehensive income (loss)	(227,227)	(242,642)
Retained earnings	277,919	140,881
Treasury shares (3,152,770 and 2,486,350 ordinary shares at June 30, 2015 and December 31, 2014, respectively, at cost)	(82,000)	(82,000)
Total shareholders' equity	3,740,455	3,518,813
Total liabilities and shareholders' equity	$ 11,687,387	$ 11,573,077

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$ 137,038	$ 164,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	214,717	141,228
Loss (gain) on derivatives	27,475	(62)
Deferred income taxes, net	424	2,786
Contingent consideration	(43,400)	--
Write-off of deferred financing fees	195	--
Share-based compensation expense	14,166	5,079
Changes in operating assets and liabilities:
Accounts receivable, net	(4,369)	(8,885)
Inventories	(3,246)	(8,851)
Prepaid expenses and other assets	(15,472)	(8,943)
Accounts payable	(47,038)	15,967
Accrued expenses and other liabilities	(949)	20,905
Advance ticket sales	412,602	194,913
Net cash provided by operating activities	692,143	519,108
Cash flows from investing activities
Additions to property and equipment	(186,504)	(787,566)
Net cash used in investing activities	(186,504)	(787,566)
Cash flows from financing activities
Repayments of long-term debt	(791,403)	(540,237)
Repayments to Affiliate	(18,522)	(18,521)
Proceeds from long-term debt	340,060	914,545
Proceeds from the exercise of share options	55,023	2,158
Purchases of treasury shares	--	(79,155)
NCLC partnership tax distributions	--	(3,115)
Deferred financing fees and other	(2,663)	(201)
Net cash provided by (used in) financing activities	(417,505)	275,474
Net increase in cash and cash equivalents	88,134	7,016
Cash and cash equivalents at beginning of the period	84,824	56,467
Cash and cash equivalents at end of the period	$ 172,958	$ 63,483

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended June 30,		Six Months Ended June 30,
		2015	2014	2015	2014

Passengers carried		527,676	482,837	1,041,202	990,109
Passenger Cruise Days		3,948,773	3,394,649	7,716,888	6,470,051
Capacity Days		3,634,143	3,074,415	7,190,611	5,970,399
Occupancy Percentage		108.7%	110.4%	107.3%	108.4%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2015 Constant Currency	2014	2015	2015 Constant Currency	2014

Passenger ticket revenue	$ 787,991	$ 806,372	$ 528,782	$ 1,458,474	$ 1,485,065	$ 977,362
Onboard and other revenue	297,442	296,994	237,145	565,141	564,693	452,593
Total revenue	1,085,433	1,103,366	765,927	2,023,615	2,049,758	1,429,955
Less:
Commissions, transportation and other expense	192,438	196,721	114,712	364,265	370,510	231,522
Onboard and other expense	67,885	67,435	55,467	126,530	126,080	103,391
Net Revenue	825,110	839,210	595,748	1,532,820	1,553,168	1,095,042
Non-GAAP Adjustment:
Deferred revenue (1)	7,294	7,294	--	28,488	28,488	--
Adjusted Net Revenue	$ 832,404	$ 846,504	$ 595,748	$ 1,561,308	$ 1,581,656	$ 1,095,042

Capacity Days	3,634,143	3,634,143	3,074,415	7,190,611	7,190,611	5,970,399

Gross Yield	$ 298.68	$ 303.61	$ 249.13	$ 281.42	$ 285.06	$ 239.51
Net Yield	$ 227.04	$ 230.92	$ 193.78	$ 213.17	$ 216.00	$ 183.41
Adjusted Net Yield	$ 229.05	$ 232.93	$ 193.78	$ 217.13	$ 219.96	$ 183.41

(1) Reflects deferred revenue fair value adjustments totaling $7.3 million and $28.5 million, for the three months and six months ended June 30, 2015, respectively, related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2015 Constant Currency	2014	2015	2015 Constant Currency	2014
Total cruise operating expense	$ 656,279	$ 661,730	$ 470,796	$ 1,279,979	$ 1,288,029	$ 916,706
Marketing, general and administrative expense	107,164	108,738	83,084	261,321	264,051	166,473
Gross Cruise Cost	763,443	770,468	553,880	1,541,300	1,552,080	1,083,179
Less:
Commissions, transportation and other expense	192,438	196,722	114,712	364,265	370,510	231,522
Onboard and other expense	67,885	67,435	55,467	126,530	126,080	103,391
Net Cruise Cost	503,120	506,311	383,701	1,050,505	1,055,490	748,266
Less: Fuel expense	91,581	91,581	77,832	178,955	178,955	156,872
Net Cruise Cost Excluding Fuel	411,539	414,730	305,869	871,550	876,535	591,394
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,029	1,029	1,770	2,482	2,482	2,609
Non-cash share-based compensation (2)	2,161	2,161	3,244	14,166	14,166	5,079
Secondary Equity Offerings' expenses (3)	1,022	1,022	--	1,022	1,022	1,877
Severance payments and other fees (4)	3,289	3,289	--	13,676	13,676	--
Management NCL Corporation Units exchange expenses (5)	--	--	--	624	624	--
Acquisition of Prestige expenses (6)	10,891	10,891	--	11,291	11,291	--
Contingent consideration adjustment (7)	(34,300)	(34,300)	--	(43,400)	(43,400)	--
Other (8)	--	--	2,331	--	--	2,331
Adjusted Net Cruise Cost Excluding Fuel	$ 427,447	$ 430,638	$ 298,524	$ 871,689	$ 876,674	$ 579,498

Capacity Days	3,634,143	3,634,143	3,074,415	7,190,611	7,190,611	5,970,399

Gross Cruise Cost per Capacity Day	$ 210.08	$ 212.01	$ 180.16	$ 214.35	$ 215.85	$ 181.42
Net Cruise Cost per Capacity Day	$ 138.44	$ 139.32	$ 124.80	$ 146.09	$ 146.79	$ 125.33
Net Cruise Cost Excluding Fuel per Capacity Day	$ 113.24	$ 114.12	$ 99.49	$ 121.21	$ 121.90	$ 99.05
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 117.62	$ 118.50	$ 97.10	$ 121.23	$ 121.92	$ 97.06

(1) Non-cash share-based compensation expenses related to the crew pension plan, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity grants, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(8) Expenses primarily related to the Corporate Reorganization and the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 158,494	$ 111,616	$ 137,038	$ 162,883
Net income attributable to non-controlling interest	--	1,663	--	2,088
Net income	158,494	113,279	137,038	164,971
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,029	1,770	2,482	2,609
Non-cash share-based compensation (2)	2,334	3,244	14,339	5,079
Secondary Equity Offerings' expenses (3)	1,022	--	1,022	1,877
Tax benefit (4)	--	511	--	(6,174)
Severance payments and other fees (5)	3,289	--	13,676	--
Management NCL Corporation Units exchange expenses (6)	--	--	624	--
Acquisition of Prestige expenses (7)	10,891	--	11,291	--
Deferred revenue (8)	7,294	--	28,488	--
Amortization of intangible assets (9)	20,913	--	39,059	--
Contingent consideration adjustment (10)	(34,300)	--	(43,400)	--
Derivative adjustment (11)	650	--	29,603	--
Other (12)	--	2,331	--	2,331
Adjusted Net Income	$ 171,616	$ 121,135	$ 234,222	$ 170,693

Diluted weighted-average shares outstanding - Net income	230,228,144	210,472,991	229,664,210	210,742,655
Diluted weighted-average shares outstanding - Adjusted Net Income	230,228,144	210,472,991	229,664,210	210,742,655
Diluted earnings per share	$ 0.69	$ 0.54	$ 0.60	$ 0.78
Adjusted EPS	$ 0.75	$ 0.58	$ 1.02	$ 0.81

(1) Non-cash share-based compensation expenses related to the crew pension plan, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity grants, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Tax benefit of $6.2 million from a change in estimate of tax provision associated with a change in our corporate entity structure, which is included in income tax benefit (expense).
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(7) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(9) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(10) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(11) Losses of approximately $(10.0) million related to certain fuel swap derivative hedge contracts and the fair value adjustment of $9.4 million for a foreign exchange collar which does not receive hedge accounting treatment, which are included in other income and (expense) for the three months ended June 30, 2015. Losses of $(19.6) million for a foreign exchange collar which does not receive hedge accounting treatment and $(10.0) million related to certain fuel swap derivative hedge contracts for the six months ended June 30, 2015.
(12) Expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

EBITDA and Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 158,494	$ 111,616	$ 137,038	$ 162,883
Interest expense, net	52,446	31,860	103,435	63,032
Income tax (benefit) expense	2,726	3,124	3,403	(6,263)
Depreciation and amortization expense	104,607	63,459	204,583	125,099
EBITDA	318,273	210,059	448,459	344,751
Net income attributable to non-controlling interest	--	1,663	--	2,088
Other (income) expense	3,717	325	33,856	(63)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,029	1,770	2,482	2,609
Non-cash share-based compensation (2)	2,161	3,244	14,166	5,079
Secondary Equity Offerings' expenses (3)	1,022	--	1,022	1,877
Severance payments and other fees (4)	3,289	--	13,676	--
Management NCL Corporation Units exchange expenses (5)	--	--	624	--
Acquisition of Prestige expenses (6)	10,891	--	11,291	--
Deferred revenue (7)	7,294	--	28,488	--
Contingent consideration adjustment (8)	(34,300)	--	(43,400)	--
Other (9)	--	2,331	--	2,331
Adjusted EBITDA	$ 313,376	$ 219,392	$ 510,664	$ 358,672

(1) Non-cash share-based compensation expenses related to the crew pension plan, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity grants, which are included in marketing, general and administrative expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(8) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.
(9) Expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	June 30, 2015	December 31, 2014
Long-term debt, net of current portion	$ 5,178,044	$ 5,607,157
Current portion of long-term	585,875	576,947
Total debt	5,763,919	6,184,104
Less: Cash and cash equivalents	172,958	84,824
Net Debt	5,590,961	6,099,280
Total shareholders' equity	3,740,455	3,518,813
Net Debt and shareholders' equity	$ 9,331,416	$ 9,618,093
Net Debt-to-Capital	59.9%	63.4%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Six Months Ended June 30,
	2015	2014

Net cash provided by operating activities	$ 692,143	$ 519,108
Less: Capital expenditures for ship construction	(105,203)	(731,682)
Less: Capital expenditures for business enhancements and other	(81,301)	(55,884)
Free Cash Flow	505,639	(268,458)
Proceeds from ship construction financing facilities	36,021	660,430
Adjusted Free Cash Flow	$ 541,660	$ 391,972
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contacts
         Jason Lasecki
         (305) 514-3912
         Vanessa Picariello
         (305) 436-4713
         PublicRelations@ncl.com